UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2005

VIA NET.WORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29391	84-1412512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

H. Walaardt Sacrestraat 401-403, 1117 BM Schiphol, Amsterdam, The Netherlands

(Address of principal executive offices)

Registrant’s telephone number, including area code +31 20 502 0000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

Financial Statements, Form 10-K

VIA NET.WORKS, Inc. anticipates it will be able to file its Annual Report on Form 10-K on or about April 22, 2005.  The delay in filing results from additional procedures required by our plans to sell our business operations.

On April 1, 2005, we filed a notice with the Securities and Exchange Commission stating that the filing of our Annual Report on Form 10-K would be delayed due to the strategic discussions in which we were engaged.  On April 1, 2004, we announced the sale of our Swiss operations, VIA NET.WORKS (Schweiz).  On April 11, we announced that we had entered into a letter of intent to sell all of our remaining operations to Claranet Limited.

Under U.S. generally accepted accounting principles, the sale of the Swiss business and this preliminary agreement to sell our other businesses requires us to assess whether the carrying value of our assets as at December 31, 2004 has been impaired.  If we determine that our assets are impaired as a result of either of these events, we would recognize an impairment charge which would increase our operating loss for 2004 and decrease the book value of our assets as at December 31, 2004.

The impact of the sale of VIA NET.WORKS (Schweiz) and the prospective sales of our remaining businesses on the carrying value of the company’s assets is being reviewed by us and our independent auditors.  We expect to complete that review and to be in a position to report our 2004 financial results by April 22, 2005.

Q&As Regarding Proposed Sale

On April 15, 2005, VIA NET.WORKS published on its corporate web-site a set of questions and answers relating to the recently announced letter of intent entered into with Claranet Group Limited for the sale of all its businesses.  The questions and answers can be found at www.vianetworks.com on our investors relations’ page.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Questions and Answers Relating to the Letter of Intent Entered into with Claranet Limited 10 April 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA NET.WORKS, INC.
(Registrant)

/s/ Matt S. Nydell
Matt S. Nydell
Senior Vice President,
General Counsel & Secretary

April 15, 2005